NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX COMPLETES NOTE REDEMPTION

WESTPORT, CT, January 18, 2011 -- Terex Corporation (NYSE: TEX) today announced that it has completed the previously announced redemption of the $297.6 million principal amount outstanding of its 7-3/8% Senior Subordinated Notes due 2014, effective January 15, 2011.  The total cash paid was $312.3 million, and included a call premium of 1.229% as set forth in the indenture for these notes plus accrued and unpaid interest of $36.875 per $1,000 principal amount at the redemption date.  The redemption of these notes brings the total amount of debt repaid since September 30, 2010 to approximately $570 million of the Company’s outstanding indebtedness at the end of the third quarter of approximately $1,973 million.  These notes were originally issued in November 2003.

HSBC Bank USA, trustee for the Notes, acted as the paying agent for the Company in connection with this redemption.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com